Exhibit 99.1

News From

Buena, NJ 08310

Release Date: January 26, 2018

Contact:	Martin Wilson Teligent, Inc. 856-336-9120 www.teligent.com

TELIGENT, INC. ANNOUNCES THE APPOINTMENT OF DAMIAN FINIO AS CHIEF FINANCIAL OFFICER

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, announced today that Damian Finio has been appointed Chief Financial Officer of Teligent, Inc., effective February 5, 2018. Mr. Finio is currently the CFO of Virtus Pharmaceuticals, Inc., and will succeed Jenniffer Collins, who is leaving Teligent to pursue personal and professional opportunities and has agreed to stay on through May in a transitional capacity. “I’m very pleased that Damian has agreed to join Teligent as its CFO; he is a seasoned CFO with outstanding expertise in our healthcare business,” said Jason Grenfell-Gardner, Teligent’s President and Chief Executive Officer.

Mr. Finio began his career at KPMG in 1991. In addition to his role at Virtus, Mr. Finio has held numerous senior financial roles in the healthcare industry, including nearly fourteen years at AstraZeneca Pharmaceuticals in addition to his experience at Daiichi Sankyo Pharma Development, West-Ward Pharmaceuticals, and Heritage Pharmaceuticals, Inc.

"We would like to thank Jenniffer for her dedicated service to Teligent, her role in transforming the Company and in building a strong finance organization. We wish her the very best in her professional endeavors and much continued success," said Mr. Grenfell-Gardner. “I look forward to working with Jenniffer through the transition period and closely with Damian as we further sharpen Teligent's strategy and operational focus."

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.